Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. REPORTS RESULTS FOR 2021

LITTLE ELM, Texas, March 31, 2022—Retractable Technologies, Inc. (NYSE American: RVP) reports the following information relating to the year ended December 31, 2021. Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-K filed on March 31, 2022 with the U.S. Securities and Exchange Commission.

OPERATIONS

Our revenues for 2021 materially increased over prior years in large part due to demand for vaccines during the COVID-19 pandemic. Over the previous two years, 2021 and 2020, we were able to increase our revenues by 130.1% and 95.9%, respectively. In 2021, we had revenues of approximately $188.4 million, as compared to approximately $81.9 million in the prior year. Overall unit sales increased 116.9%. Domestic revenues increased 127.0% and international revenues increased 158.5%. Our principal customer was the U.S. government which purchased products representing 60.3% ($113.7 million) of our revenues in 2021. Our income from operations increased to $72.6 million in 2021, up from $24.1 million in 2020.

While not separately reported in the Form 10-K, our fourth quarter results were impressive. Our $59.4 million fourth quarter revenues represent an 85.8% increase over the same quarter in the prior year and a 94.7% increase in units sold.

Cost of manufactured product increased 107.5% principally due to an increase in unit volumes. While our total cost of sales rose in 2021, our gross profit margin increased to 50.6% from 45.2% in 2020. Although we experienced certain cost increases in raw materials, those costs primarily affected our domestic manufacturing because the finished goods we purchased from China (being 92% of our products) did not change in price during 2021. Operating expenses increased 75.9% from the prior year due to increased headcount and other employee and consultant expenses. Cash flow from operations was $32.8 million in 2021 as compared to $19.0 million in 2020 principally due to our net income.

Although we were susceptible to the challenges of operating our business in the midst of the COVID-19 pandemic, our results reflect our commitment to providing our customers, including the U.S. government, the safest injection devices on the market.

RECENT CONTRACTS WITH U.S. GOVERNMENT

As previously reported, we received an order from the Department of Health and Human Services (“HHS”) in May 2020 to supply syringes for $83.8 million, plus $10 million in expedited freight costs. In February 2021, we received a new contract for syringes from HHS which represented a total of $147 million in revenues and freight costs plus additional reimbursable freight costs of $6 million. While we continue to work with HHS, significant new orders are uncertain.

We have been working to increase our manufacturing capacity in Little Elm, Texas, funded in part by the Technology Investment Agreement ("TIA"). The TIA calls for $81.0 million in spending by the U.S. government to purchase additional manufacturing equipment, related ancillary equipment, and an increase in our production facility floorspace. At our own expense, we constructed a new warehouse onsite for housing finished goods and raw materials to be used in the manufacturing process. In addition, we have increased our workforce significantly (44% over December 2020 levels) to meet the increased production needs and to administer the expansion of our facilities and the increase in manufacturing equipment, as well as to provide support personnel. As a result of recent expansions, we expect to have significant additional domestic production capacity.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to scale up production volumes in response to an increase in demand, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer